Exhibit 10.3

DPL INC.

PENSION RESTORATION PLAN

EFFECTIVE JANUARY 1, 2006

WHEREAS, The Dayton Power and Light Company, the wholly owned subsidiary of DPL Inc. (the “Company”), has established the Retirement Income Plan of the Dayton Power and Light Company (the “Retirement Plan”);

WHEREAS, the accrued benefit under the Retirement Plan is determined on the basis of base compensation other than base compensation an employee elects to defer under the Deferred Compensation Plan (as hereinafter defined); and

WHEREAS, the Company desires to adopt this Pension Restoration Plan to restore in part the benefits which are lost as a result of an election to defer base salary under the Deferred Compensation Plan;

NOW, THEREFORE, the Company hereby adopts this Plan to provide such benefits.

ARTICLE I - PREFACE

Section  1.1           Effective Date.  The effective date of this Plan is January 1, 2006.

Section  1.2           Purpose of the Plan.  The purpose of this Plan is to restore in part pension benefits lost by certain management and highly compensated employees of the Company under the Retirement Plan as a result of such employees’ election to defer base salary under the Company’s Deferred Compensation Plan.

Section  1.3           Governing Law.  This Plan shall be regulated, construed and administered under the laws of the State of Ohio, except when preempted by federal law.

Section  1.4           Section 409A of the Code.  It is intended that the Plan (including all amendments thereto) comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any retirement benefit accrued hereunder in a taxable year that is prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants.  It is intended that the Plan shall be administered in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (collectively, the “409A Guidance”).  Any plan provisions that would cause the Plan to fail to satisfy Section 409A of the Code shall have no force and effect unless and until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by the 409A Guidance).

Section  1.5           Severability.  If any provision of this Plan or the application thereof to any circumstance(s) or person(s) is held to be invalid by a court of competent jurisdiction, the remainder of the Plan and the application of such provision to other circumstances or persons shall not be affected thereby.

ARTICLE II - DEFINITIONS

Words and phrases used herein with initial capital letters which are defined in the Retirement Plan are used herein as so defined, unless otherwise specifically defined herein or the context clearly indicates otherwise.  The following words and phrases when used in this Plan with initial capital letters shall have the following respective meanings, unless the context clearly indicates otherwise:

Section  2.1           “Code” means the Internal Revenue Code of 1986, as it has been and may be amended from time to time.

Section  2.2           “Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

Section  2.3           “Controlled Group” means the Company and any and all other corporations, trades and/or businesses, the employees of which, together with employees of the Company, are treated under Section 414 of the Code as if they were employed by a single employer.  Each corporation or unincorporated trade or business that is or was a member of the Controlled Group shall be referred to herein as a “Controlled Group Member”, but only during such period as it is or was such a member.

Section  2.4           “Deferred Compensation Plan” means, for the period after September 19, 2006, the DPL Inc. 2006 Deferred Compensation Plan for Executives, as it may be amended from time to time, and for prior periods, The Dayton Power and Light Company Key Employee Deferred Compensation Plan, as it may be amended from time to time.

Section  2.5           “Key Employee” means a key employee as defined in Section 409A of the Code and Section 416(i) of the Code (without regard to paragraph (5) thereof) of the Company (or a Controlled Group Member).

Section  2.6           “Participant” means each employee of the Company (a) who is either a highly compensated or a management employee, (b) who is a participant in the Retirement Plan, and (c) whose benefit under the Retirement Plan is affected by the fact that he or she elected to defer base salary under the Deferred Compensation Plan.

Section  2.7           “Plan” means the DPL Inc. Pension Restoration Plan, as stated herein and as it may be amended from time to time.

Section  2.8           “Plan Administrator” means the Compensation Committee.

Section  2.9           “Retirement Plan” means the Retirement Income Plan of The Dayton Power and Light Company, as it may be amended from time to time, including the Schedules thereto.

Section  2.10        “Separation from Service” has the meaning ascribed to it in the 409A Guidance.

Section  2.11        “Supplemental Retirement Benefit” means the retirement benefit determined under Article III.

Section  2.12        “Vesting Years” has the meaning ascribed to such phrase in the Retirement Income Plan of The Dayton Power and Light Company.

ARTICLE III - SUPPLEMENTAL RETIREMENT BENEFIT

Section  3.1           Amount of Supplemental Retirement Benefit.

(a)           Amount.  A Participant who is vested under the Plan shall be eligible to receive a Supplemental Retirement Benefit.  The Supplemental Retirement Benefit shall be a monthly retirement benefit equal to the difference between (i) the amount of the Accrued Retirement Pension that the Participant would have accrued under the Retirement Plan if the Participant had not elected to defer the receipt of base salary under the Deferred Compensation Plan and (ii) the sum of (x) the amount of the Participant’s Accrued Retirement Pension under the Retirement Plan and (y) the value of any benefit previously received under this Plan; each as of the date the Participant’s Supplemental Retirement Benefit is determined; provided, however, that if the Participant commences receiving the Supplemental Retirement Benefit prior to attaining age 62, the Participant’s Supplemental Retirement Benefit shall be reduced by ¼ of 1% for each calendar month by which his or her first Supplemental Retirement Benefit payment precedes the first of the month next following his or her 62nd birthday; provided further, that such reduction shall in no event exceed 21% in the aggregate.

(b)           Effect of QDRO.  In the event that any portion of a Participant’s benefit under the Retirement Plan is allocated to an alternate payee pursuant to the terms of a qualified domestic relations order, the Participant’s Supplemental Retirement Benefit hereunder shall be calculated without taking into account such allocation.  In no event may an alternate payee receive a distribution or an allocation of any portion of a Supplemental Retirement Benefit hereunder.

(c)           Withholding/Taxes.  The Company may withhold from the  Supplemental Retirement Benefit all foreign, federal, provincial, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

Section  3.2           Time and Manner of Payment.

(a)           In General.  A Participant’s Supplemental Retirement Benefit shall commence as of the first day of the calendar month next following the later of the date the Participant attains age 55 and the date of such Participant’s Separation from Service (the “Payment Date”).  The Supplemental Retirement Benefit shall be payable in the form of a single life annuity for the Participant; provided, however, that if the Participant is a Key Employee and to the extent that the payment is triggered by the Participant’s Separation from Service and the “short-term deferral” exception under

Section 409A of the Code does not apply, then the Supplemental Retirement Benefit shall commence on the first day of the month immediately following six months after the Participant’s Separation from Service, and the first payment shall include, in addition to the amount that would otherwise be payable on the date of such first payment, an amount equal to the first six months of the Supplemental Retirement Benefit.

(b)           Spousal Benefit.  Notwithstanding the foregoing, (i) if the Participant dies after becoming vested in his or her Supplemental Retirement Benefit and before he or she commences receiving the Supplemental Retirement Benefit, and leaves a surviving spouse (“Spouse”), then such Participant’s Spouse shall be entitled to receive a portion of the Supplemental Retirement Benefit equal to one-half of the monthly Supplemental Retirement Benefit to which the Participant would have been entitled under Section 3.2(a) had he or she terminated employment on the date of his or her death with appropriate reduction for commencement prior to the Participant’s age 62 (“Spousal Supplemental Retirement Benefit”).  Such Spousal Supplemental Retirement Benefit shall commence on the later of the first day of the month immediately following thirty days after the death of the Participant and the date on which the Participant would have attained age 55 and shall be payable in the form of a single life annuity for the Spouse.

(ii)           If a Participant dies after the commencement of payment of the Supplemental Retirement Benefit, then such Participant’s Spouse shall be entitled to receive a portion of the Supplemental Retirement Benefit equal to one-half of the monthly Supplemental Retirement Benefit that the Participant had been receiving prior to his death (“Post-Death Spousal Supplemental Retirement Benefit”).  Such Post-Death Spousal Supplemental Retirement Benefit shall commence on the first day of the month immediately following the Participant’s death and shall be paid in the form of a single life annuity for the Spouse.

(c)           Cash-Out of Small Benefits.  Notwithstanding the foregoing, if the present value of a Participant’s Supplemental Retirement Benefit, Spousal Supplemental Retirement Benefit or Post-Death Spousal Supplemental Retirement Benefit hereunder as of the date on which payment of the such benefit is to commence is $100,000 or less, such present value of the Supplemental Retirement Benefit, Spousal Supplemental Retirement Benefit or Post-Death Spousal Supplemental Retirement Benefit shall be paid in lump sum as soon as practicable following such date on which payment of such benefit commences.  For purposes of this Section 3.2(c), the present value shall be calculated using the Applicable Mortality Table and the annual rate of interest on 30-year Treasury securities as in effect for the second month preceding the first day of the calendar year in which the distribution is made.

ARTICLE IV- VESTING

Section  4.1           Vesting.  A Participant shall become vested in his or her Supplemental Retirement Benefit at the earlier of the date he or she attains age 62 or completes five Vesting Years.

ARTICLE V - MISCELLANEOUS

Section  5.1           Limitation on Rights of Participants and Beneficiaries - No Lien. This Plan is an unfunded, nonqualified plan and the entire cost of this Plan shall be paid from the general assets of the Company.  No trust has been established for the Participants, Spouses or Beneficiaries.  No liability for the payment of benefits under the Plan shall be imposed upon any officer, director, employee, or stockholder of the Company.  Nothing contained herein shall be deemed to create a lien in favor of any Participant or Spouse on any assets of the Company.  The Company shall have no obligation to purchase any assets that do not remain subject to the claims of the creditors of the Company for use in connection with the Plan.  Each Participant and Spouse shall have the status of a general unsecured creditor of the Company and shall have no right to, prior claim to, or security interest in, any assets of the Company.

Section  5.2           Nonalienation.  No right or interest of any Participant or Spouse under this Plan shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Spouse.

Section  5.3           Employment Rights.  Nothing in this Plan shall be construed as guaranteeing future employment to Participants.  A Participant continues to be an employee of the Company solely at the will of the Company subject to discharge at any time, with or without cause.

Section  5.4           Administration of Plan.

(a)           The Plan shall be administered by the Plan Administrator.  The Plan Administrator shall have discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan.  Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (i) to determine whether a particular employee is a Participant, and (ii) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits.  The Plan Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons, subject only to the provisions of Section 5.6 hereof.

(b)           The Plan Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits, to a named administrator or administrators.

(c)           It is intended that, to the extent applicable, the Plan will comply with the Section 409A of the Code.  The Plan Administrator is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements thereof (including any transition rules thereunder).

Section  5.5           Expenses.  The Company shall pay all expenses incurred in the administration and operation of the Plan.

Section  5.6           Claims Procedure.

(a)           The Plan Administrator shall determine the rights of any person to any benefit hereunder.  Any person who believes that he or she has not received the benefit to which he or she is entitled under the Plan must file a claim in writing with the Plan Administrator specifying the basis for his or her claim and the facts upon which he or she relies in making such a claim.

(b)           The Plan Administrator will notify the claimant of its decision regarding his or her claim within a reasonable period of time, but not later than 90 days following the date on which the claim is filed, unless special circumstances require a longer period for adjudication and the claimant is notified in writing of the reasons for an extension of time prior to the end of the initial 90-day period and the date by which the Plan Administrator expects to make the final decision.  In no event will the Plan Administrator be given an extension for processing the claim beyond 180 days after the date on which the claim is first filed with the Plan Administrator.

If such a claim is denied, the Plan Administrator’s notice will be in writing, will be written in a manner calculated to be understood by the claimant and will contain the following information:

(i)            The specific reason(s) for the denial;
(ii)           A specific reference to the pertinent Plan provision(s) on which the denial is based;
(iii)          A description of additional information or material necessary for the claimant to perfect his or her claim, if any, and an explanation of why such information or material is necessary; and
(iv)          An explanation of the Plan’s claim review procedure and the applicable time limits under such procedure and a statement as to the claimant’s right to bring a civil action under ERISA after all of the Plan’s review procedures have been satisfied.

If additional information is needed, the claimant shall be provided at least 45 days within which to provide the information and any otherwise applicable time period for making a determination shall be suspended during the period the information is being obtained.

Within 60 days after receipt of a denial of a claim, the claimant must file with the Plan Administrator, a written request for review of such claim.  If a request for review is not filed within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Plan Administrator on his or her claim.  If a request for review is filed, the Plan Administrator shall conduct a full and fair review of the claim.  The claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents and information relevant to the claim for benefits.  The claimant may submit issues and comments in writing, and the review must take into account all information submitted by the claimant regardless of whether it was reviewed as part of the initial determination.  The decision by the Plan Administrator with respect to the review must be given within 60 days after receipt of the request for review, unless circumstances warrant an extension of time not to exceed an additional 60 days.  If this occurs, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period, indicating the special circumstances requiring the extension and the date by which the Plan Administrator expects to make the final decision.  The decision shall be written in a manner calculated to be understood by the claimant, and it shall include

(A)          The specific reason(s) for the denial;

(B)           A reference to the specific Plan provision(s) on which the denial is based;

(C)           A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all information relevant to the claimant’s claim for benefits; and

(D)          A statement describing any voluntary appeal procedures offered by the Plan and a statement of the claimant’s right to bring a civil action under ERISA.

(c)           The Plan Administrator’s decision on review shall be, to the extent permitted by applicable law, final and binding on all interested persons.

Section  5.7           Effect on other Benefits.  Benefits payable to or with respect to a Participant under the Retirement Plan or any other Company sponsored (qualified or nonqualified) plan, if any, are in addition to those provided under this Plan, except as specifically provided in such other plans.

Section  5.8           Payment to Guardian.  If a benefit payable hereunder is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his or her property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or custodial person.  The Compensation Committee may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Section  5.9           Regulations.  The Plan Administrator shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan or Section 409A of the Code.  The rules, regulations and interpretations made by the Plan Administrator shall, subject only to the provisions of Sections 5.6, 5.10 and 5.11 hereof, be final and binding on all persons.

Section  5.10        Arbitration.  After a Participant has exhausted all administrative remedies as provided in Section 5.6, any disputes arising hereunder may, at the election of the Participant, be submitted for non-binding arbitration to an arbitrator appointed under the auspices of the American Arbitration Association (“AAA”) office in Cincinnati, Ohio, or if closer, the AAA office that is located in a U.S. city nearest to the general corporate offices of the Company for resolution under the AAA Employment Dispute Arbitration Rules.  Such arbitration shall be held in such place as the parties and the arbitrator shall mutually agree.  The arbitrator shall apply applicable Federal and state law, including ERISA.  The provisions of ERISA, including, but not limited to, preemption, review of claims, and standards of review, shall be applied by the arbitrator to the same extent as if the matter were proceeding in federal court.  The state law applied shall be the law of the state in which the general corporate offices of the Company are located (Ohio as of the date hereof).  The entire cost of the proceedings, except for the Participant’s attorney’s fees and costs, shall be borne by the Company.

Section  5.11        Revocability of Plan Administrator/Employer Action.  Any action taken by the Plan Administrator or the employer with respect to the rights or benefits under the Plan of any person shall be revocable by the Plan Administrator or the employer as to payments not yet made to such person, and acceptance of any benefits under the Plan constitutes acceptance of and agreement to the Plan Administrator’s or the employer’s making any appropriate adjustments in future payments to such person to recover from such person any excess payment or make up any underpayment previously made to him or her.

ARTICLE VI- AMENDMENT AND TERMINATION

Section  6.1           Amendment.  (a) The Compensation Committee may at any time (without the consent of the executives) amend any or all of the provisions of this Plan, except that no such amendment may adversely affect the amount of any Participant’s accrued vested Supplemental Retirement Benefit as of the date of such amendment, without the prior written consent of the affected Participant.  A proper amendment of this Plan automatically shall effect a corresponding amendment to all Participants’ rights hereunder.

(b)           Without limiting the generality of the foregoing, the Compensation Committee shall have the authority to adopt an amendment to the Plan that conforms the terms of the Plan to the requirements of Section 409A of the Code at such time as the Company determines is necessary to comply with Section 409A of the Code.

Section  6.2           Termination.  The Compensation Committee, in its sole discretion, may terminate this Plan at any time and for any reason whatsoever, except that no such termination may adversely affect the amount of any Participant’s accrued vested Supplemental Retirement Benefit as of the date of such termination, without the prior written consent of the affected Participant.  Notwithstanding the preceding sentence, the Compensation Committee, in its sole discretion, may terminate this Plan to the extent and in circumstances described in Prop. Treas. Reg. § 1.409A-3(h)(2)(viii), or any successor provision.  A proper termination of this Plan automatically shall effect a termination of all Participants’ rights and benefits hereunder without further action.  Written notice of any termination shall be given to the Participants as soon as practicable after a proper termination.